Filed Pursuant to Rule 433

Registration Statement No. 333-248689

METHANEX CORPORATION

Final Term Sheet

Dated September 17, 2020

US$700,000,000 5.125% Senior Notes due 2027 (the “Notes”)

Issuer:	Methanex Corporation (the “Issuer”)

Format:	SEC Registered

Security Type:	Senior Unsecured Notes

Trade Date:	September 17, 2020

Settlement Date:	September 22, 2020 (T+3)

Aggregate Principal Amount:	US$700,000,000

Maturity Date:	October 15, 2027

Price to Public:	100.000% plus accrued interest, if any, from September 22, 2020

Underwriter Commission:	1.000%

Yield to Maturity:	5.125%

Coupon:	5.125%

Interest Payment Dates:	April 15 and October 15, beginning April 15, 2021 (long first coupon)

Payment Record Dates:	April 1 and October 1

Optional Redemption:

Prior to April 15, 2027 (six months prior to the Maturity Date), the Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) a make-whole redemption price determined by using a discount rate of the Treasury Rate plus 50 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

On or after April 15, 2027, the Notes will be redeemable at the Issuer’s option at any time, in whole or in part, at 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to the redemption date.

Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

CUSIP / ISIN:	59151KAM0 / US59151KAM09

Joint Book-Running Managers:	J.P. Morgan Securities LLC BMO Capital Markets Corp. BNP Paribas Securities Corp. RBC Capital Markets, LLC

Co-Managers:	HSBC Securities (USA) Inc. Mizuho Securities USA LLC BofA Securities, Inc. nabSecurities, LLC

It is expected that delivery of the Notes will be made against payment therefor on or about September 22, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+3”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing should consult their own advisor.

The Issuer has filed a registration statement (File No. 333-248689) (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and prospectus in the registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and you can request it by writing J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department or by toll-free calling 1-866-803-9204, by writing BMO Capital Markets Corp., 3 Times Square, 25th Floor, New York, NY 10036 or by calling (212)-702-1840, by writing BNP Paribas Securities Corp., 787 Seventh Avenue, New York, NY 10019 or by calling 1-800-854-5674 and by writing RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor New York, New York 10281, Attention: Leveraged Capital Markets or by calling 1-877-280-1299.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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